EXHIBIT 11.

CALCULATION OF PRIMARY AND FULLY DILUTED
 EARNINGS PER COMMON SHARE
HART HOLDING COMPANY INCORPORATED AND SUBSIDIARIES
(in thousands, except per share data)


                                              Quarter Ended
                                          --------------------
                                          March 28,   April 3,
                                            1993        1994
                                          ---------   --------


Net income                                 $ 1,583     $ 2,314
                                           =======     =======

Earnings per common share

  Primary and fully diluted:

    Net income                             $   .11     $   .18
                                           =======     =======


Weighted average number of common
 shares outstanding

  Primary and fully diluted                 14,913      13,103
                                           =======     =======